Exhibit 10.38

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 10th day of May, 1999, between PROFLOWERS, INC., a Delaware corporation (the “Company”) and JONATHAN SILLS (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the “Employment Period”).

2. Position and Duties. During the Employment Period, Executive shall serve as the Vice President, Strategy & Product Development of the Company and shall have the duties, responsibilities and authority as are set forth in Schedule A attached hereto. Executive shall spend approximately twenty five percent (25%) of his working time each calendar quarter in San Diego. Executive shall not be required to spend more than twenty five percent (25%) of his working time each calendar quarter in San Diego without Executive’s prior written consent.

3. Base Salary and Benefits.

(a) Executive’s base salary shall be $100,000 per annum (the “Base Salary”) payable in cash and in accordance with the Company’s general payroll practices. The Base Salary shall be subject to upward adjustment in the discretion of the Company’s Chief Executive Officer.

(b) Beginning December 31, 1999, at the sole discretion of the Board, Executive shall be eligible to receive a performance bonus (the “Bonus”) of up to ten percent (10%) of Executive’s Base Salary (prorated for the length of time actually worked by Executive in 1999), payable within 90 days of such date, based upon the Company’s operating results and accomplishment of certain strategic objectives in the discretion of the Company’s Chief Executive Officer.

(c) In addition to the Base Salary and any performance bonuses payable to Executive hereunder, upon execution of this Agreement, Executive shall be granted options (collectively referred to as the “Options”) to purchase up to 20,000 shares of Common Stock of the Company (the “Option Shares”) at a price equal to $1.20 per share of Common Stock. In accordance with the Plan, the Option shall vest and become exercisable by Executive as indicated in the Notice of Grant of Stock Option, a form of which is attached hereto as Exhibit A. Executive may also be eligible for an additional grant of Options at the sole discretion of the Board and/or the Company’s Chief Executive Officer.

(d) In addition to the Base Salary and any bonuses payable to Executive pursuant to this paragraph, Executive shall be entitled to the following benefits during the Employment Period, unless otherwise increased by the Board:

(i) Three weeks vacation, two weeks of which shall be paid vacation and one week shall be unpaid until Executive completes two years of service with the Company measured from the date hereof. After Executive completes two years of service (May 10, 2001), Executive shall be entitled to three weeks of paid vacation.

(ii) Executive shall be entitled to a cellular phone, laptop computer and other office equipment as is made generally available to senior executives of the Company.

(iii) Participation in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan, medical expense plan or other benefit arrangement maintained by the Company for its senior executives generally and, if applicable, their family members.

(e) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement, which are consistent with the Company’s policies in effect from time to time with respect to parking fees, travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. In addition, and without limiting the generality of the foregoing, the Company shall (i) reimburse Executive for his reasonable expenses in relocating to Boston, (ii) reimburse Executive for reasonable expenses in travelling between Boston and San Diego for purposes of performing his duties hereunder and (iii) reimburse Executive for reasonable costs of one (1) round-trip airline flight per calendar quarter, for Executive’s significant other, between Boston and San Diego.

4. Term.

(a) This Agreement may be terminated by either party, with or without Cause (defined below). If this Agreement is terminated by the Company without Cause, or is terminated by Executive for Good Reason (defined below), Executive shall be entitled to receive his then current Base Salary until the later of (i) May 10, 2000 or (ii) the date six (6) months after the date of termination (the “Severance Period”) In addition, all Options granted to Executive shall automatically vest, and the Company’s right of repurchase with respect to the Option Shares shall automatically lapse, on the date of such termination by the Company without Cause or by Executive for Good Reason.

(b) If the Employment Period is terminated by the Company for Cause, or terminated upon Executive’s resignation without good reason, Executive shall be entitled to receive only his Base Salary through the date of termination.

(c) All of Executive’s rights to fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination; provided, however that the Company shall maintain Executive’s coverage under COBRA or the Company’s healthcare, life, dental and other insurance programs at the Company’s expense for the Severance Period, if any.

(d) For purposes of this Agreement, “Cause” shall mean (i) a material breach of this Agreement by Executive, (ii) a material breach of Executive’s duty of loyalty to the Company or any act of dishonesty or fraud with respect to the Company, (iii) the commission by Executive of a felony, a crime involving moral turpitude or other act causing material harm to the Company’s standing and reputation or (iv) Executive’s continued failure, after receipt from the Company of written warning thereof, to perform his duties to the Company in any material respect.

(e) For purposes of this Agreement, “Good Reason” shall mean (i) a change in control of the Company, (ii) a change in Executive’s reporting relationship requiring Executive to report to someone other than the Company’s Chief Executive Officer, (iii) a material change in Executive’s responsibilities, (iv) any requirement without his consent that requires Executive to relocate or spend more than 25% of his working time outside of the Boston metropolitan area or (v) a material breach of this Agreement by the Company.

5. Confidential Information. The Executive acknowledges that the propriety or trade secret information, observations and data obtained by him as a consequence of his employment by the Company concerning the business or affairs of the Company or any subsidiary (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent required by law, rule or regulation or pursuant to any administrative court order. The term “Confidential Information” shall not include (i) information which is generally available to the public or those in the Company’s industry as of the date of execution of this Agreement or which later becomes generally available to the public other than as a result of Executive’s prohibited disclosure; (ii) information which comes to Executive from a bona fide third party source so long as such source was not, to Executive’s knowledge, prohibited from providing such information to Executive by any contractual, legal, fiduciary or other obligation; and (iii) information which was known to Executive before such information was obtained from the Company. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any subsidiary which he may then possess or have under his control.

6. Non-Compete, Non-Solicitation.

(a) Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s trade secrets and with other confidential information concerning the Company and its predecessors and that his services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Employment Period, he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries. Nothing herein shall prohibit Executive from being a passive owner of not more than 5 percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) During the Employment Period and for one year after the termination of the Employment Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary.

(c) If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(d) In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 6, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security).

7. Representations.

(a) Executive Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

(b) Company Representations. Company hereby represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

8. Survival. Paragraphs 4, 5, 6 and 7 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

9. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to be delivered and received five business days after having been deposited in the United States mail and enclosed in a registered or certified postage-paid envelope; one business day after having been sent by overnight courier; when personally delivered or sent by facsimile communications equipment of the sending party on a business day, or otherwise on the next succeeding business day thereafter; and in each case addressed to the respective party at the address set forth below or to such other changed addresses as the party may have fixed by notice as provided herein:

Notices to Executive:

Attn: Jonathan Sills

ProFlowers, Inc.

7863 Girard Avenue, Suite 302

La Jolla, California 92037

Notices to the Company:

Attn: President and CEO

ProFlowers, Inc.

7863 Girard Avenue, Suite 302

La Jolla, California 92037

10. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign her rights or delegate her obligations hereunder without the prior written consent of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

14. Attorneys’ Fees and Costs. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which that party may be entitled.

15. Choice of Law. This Agreement will be governed by the internal law, and not the laws of conflicts, of the State of California.

16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PROFLOWERS, INC.

By:	/s/ William Strauss
William Strauss
Chief Executive Officer

EXECUTIVE

/s/ Jonathan Sills
Jonathan Sills

SCHEDULE A

Duties & Responsibilities Of Vice President, Strategy & Product Development

•	Conceive and implement strategic initiatives within Proflowers.com that help the company meet the primary objectives of the senior management team and the board. These primary objectives may include but are not limited to: (i) customer acquisition and retention, (ii) revenue growth, (iii) market share growth, (iv) margin and profitability improvement, and (v) shareholder value creation. The strategic initiatives may include but are not limited to: (i) offline and online product expansion, (ii) expansion into new markets (iii) operational changes and improvements (iv) marketing programs, and (v) alliances and partnerships.

•	Allocate existing Proflowers.com resources and hire additional personnel as needed to aid in the duties outlined above.

•	Additional special projects of a comparable nature or importance as assigned by the CEO, provided they do not preclude the executive from performing his primary duties as outlined above.

EXHIBIT A TO EMPLOYMENT AGREEMENT

PROFLOWERS, INC.

NOTICE OF GRANT OF STOCK OPTION